Exhibit 2.1
                                                                    -----------

                             Statement of Control Person


The Statement on this Schedule 13G/A dated May 1, 2003 with respect to the common stock par value $0.0001 per share of Alexion Pharmaceuticals, Inc. is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as a control person (HC) of OrbiMed Advisors LLC and OrbiMed Capital LLC.

OrbiMed Advisors LLC and OrbiMed Capital LLC file this statement on Schedule 13G/A in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA).